UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                   Under the Securities Exchange Act of 1934
                              (Amendment No.  )*


                               Discovery Oil, Ltd
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                  254674 20 3
                                 (CUSIP Number)

                               Andrew V. Ippolito
                            6127 Ramirez Canyon Road
                                Malibu, CA 90265


                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                August 24, 2001
             (Date of Event which Requires Filing of This Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].


   Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



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CUSIP No.254674 20 3                   13D                     Page 2 of 3 Pages



1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

Andrew V. Ippolito

________________________________________________________________________________
2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC Use Only


4.   Source of Funds (See Instructions)

PF
________________________________________________________________________________
5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                             [_]

________________________________________________________________________________
6.   Citizenship or Place of Organization
United States of America
________________________________________________________________________________
               7.   Sole Voting Power
  NUMBER OF         10,863,995
   SHARES      _________________________________________________________________
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY
    EACH       _________________________________________________________________
  REPORTING    9.   Sole Dispositive Power
   PERSON           10,863,995
    WITH       _________________________________________________________________
               10.  Shared Dispositive Power

________________________________________________________________________________
11.  Aggregate Amount Beneficially Owned by Each Reporting Person
10,863,995
________________________________________________________________________________
12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                               [_]
________________________________________________________________________________
13.  Percent of Class Represented by Amount in Row (11)
56%
________________________________________________________________________________
14.  Type of Reporting Person (See Instructions)
IN
________________________________________________________________________________







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CUSIP No. 254674 20 3                  13D                   Page 3  of 3  Pages


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                August 29, 2001
                                     (Date)



                             /s/ Andrew V. Ippolito
                                  (Signature)



                               Andrew V. Ippolito
                            President/ CEO / Director
                                  (Name/Title)



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

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